Exhibit 77C. Matters submitted to a vote of security holders


2008 Annual Stockholders Meeting:

At an Annual Meeting of the stockholders originally scheduled for June 6, 2008 and adjourned until June 10, 2008 (the "Meeting"), the Common and Auction Rate
Cumulative Preferred stockholders of record of the Prospect
Street(R) High Income Portfolio Inc. (the "Fund") as of
April 14, 2008 ("Record Date") were asked to consider two proposals: (1) to approve an Agreement and Plan of Reorganization between the Fund and Highland Credit
Strategies Fund (the "Acquiring Fund") pursuant to which the Fund will transfer its assets to the Acquiring Fund in exchange for Acquiring Fund shares (and cash in lieu of certain fractional shares) and the Acquiring Fund's assumption of the Fund's liabilities at which time the Fund will dissolve under applicable state law ("Proposal 1" or the "Reorganization") and (2) the election of Timothy K.
Hui and Scott F. Kavanaugh as Class II Directors to the
Fund ("Proposal 2").

The shares represented at the Meeting on June 10, 2008 voted the Proposals as follows:

With respect to Proposal #1, the approval of an Agreement and Plan of Reorganization for the Common Stock:

-----------------
For: 16,689,979.817
-----------------
Against: 1,278,134.443
-----------------
Abstain: 684,196.0164
-----------------
Non Vote: 8,555,377.000
-----------------

With respect to Proposal #1, the approval of an Agreement and Plan of Reorganization for the Auction Rate Cumulative
Preferred Shares:

-----------------
For: 1,167.000
-----------------
Against: 21.000
-----------------
Abstain: 2.000
-----------------
Non Vote: 377.000
-----------------

With respect to Proposal #2, the election of Timothy K. Hui
as Class II Director to the Fund for the Preferred Shares
of the Fund:
-----------------
For: 1,553.000
-----------------
Withheld: 14.000
-----------------



With respect to Proposal #2, the election of Scott F.
Kavanaugh as Class II Director to the Fund for the Common
Stock of the Fund:
-----------------
For: 24,566,080.108
-----------------
Withheld: 2,640,040.168
-----------------

In addition to Messrs. Hui and Kavanaugh, Messrs. R. Joseph
Dougherty, James Leary and Bryan Ward are currently
Directors of the Fund.